Exhibit 10.4

Purchasing Agreement

Purchaser (hereinafter referred to as Party A):	Supplier (hereinafter referred to as Party B):
Pure Beauty Manufacturing Company Ltd	Zhongshan Raytech Electrical Appliances Manufacturing Co., Ltd

Address: Room 9, 6th floor, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Hong Kong	Address: No. 5, Xingpu Avenue East, Huangpu Town, Zhongshan City, Guangdong, PRC

Director: Ching Tim Hoi	Legal representative: Guo Xiaowei

1.	General

In accordance with the relevant laws and regulations of the People’s Republic of China, based on the principles of good faith and mutual benefit, and through consensus, this agreement stipulates the basic matters related to the purchase and sale of both parties A and B, and both parties shall abide by and earnestly perform this agreement.

2.	Purchase Order

1.	Party A’s purchase of relevant products from Party B, including product number, name, specification model, quantity, price, amount, tax-inclusive method, payment period, delivery time, delivery location, contact person and other requirements, shall be separately confirmed by both parties in the form of a purchase order by fax or e-mail, etc., as an annex to this agreement, which has the same legal effect, and this agreement shall prevail in the event of any inconsistency between the purchase order and this agreement.

2.	After Party B receives Party A’s order, it shall be transmitted back to Party A’s person in charge by fax or e-mail within two working days, and the order confirmed by both parties shall be an effective order, and Party B must fully implement the effective order.

3.	Party B shall complete the task of the product according to the order and deliver the goods to Party A.

4.	If there is any change or cancellation in the middle of the order, Party A shall notify Party B in advance, Party B will verify the status of all orders and negotiate with Party A to implement the change, if the material has completed production, Party A insists on changing or canceling, and all material costs incurred shall be borne by Party A.

5.	If necessary, Party B shall purchase molds for relevant products according to the requirements of Party A’s customers, and bear the purchase costs of molds and related mold repair costs in the future, and the molds of related products belong to Party A’s customers and are used in the production of related products in Party B’s plant.

3.	Purchase Price

Party B shall supply Party A at the price mutually agreed upon by Party A and Party B. After Party A and Party B discuss and determine the price of the materials, Party B shall provide the quotation to Party A in writing. After Party A’s confirmation, the order shall be subject to this price.

1 | 4

4.	Delivery Time

1.	Party B shall strictly abide by the delivery period of the products specified in the order or confirmed by both parties A and B, and if Party A requests to change the delivery date, Party B shall promptly verify all materials and personnel allocation and restore the best delivery time.

2.	When Party B needs to delay delivery for any reason, Party B shall immediately notify Party A, explain the reason, and negotiate with Party A to confirm the best delivery period.

3.	If the progress is delayed due to Party B’s overdue delivery time, Party B shall compensate Party A for breach of contract according to 0.5%/day of the affected order cost, and the cumulative compensation shall not exceed 5% of the total amount of the order.

5.	Packaging & Shipping

1.	Party B selects the mode of transportation and means of transportation according to Party A’s instructions and requirements, and arranges delivery, Party B must provide relevant logistics information to Party A, and the freight incurred shall be borne by Party A.

2.	If Party A’s products are lost, damaged, etc. during transportation, Party B must cooperate with Party A to find the corresponding transportation company to claim compensation.

3.	Party B guarantees that the delivered products are firmly packaged, protected from damage during transportation, and marked and marked.

6.	Quality

1.	When manufacturing products, Party B shall make the quality of the manufacturing suitable for the quality responsibilities of structure, function, safety and other qualities determined by the quality agreement between Party A and Party B.

2.	The testing standards and methods for material quality shall be formulated by Party A according to the corresponding national standards, industry standards, environmental protection standards, Party A’s design drawings and other data, the product samples and recognition signed by Party A, and the inspection standards confirmed by both parties.

7.	Quality Assurance Responsibility

After Party B hands over the product to Party A, it shall actively cooperate with Party A to understand and follow up the quality feedback of the product in the market sales process, and cooperate with Party A to do the corresponding poor quality treatment and after-sales work.

1.	Products: For the order products authorized by Party A to be produced by Party B, the product factory standards shall not be lower than the national and industry standards of similar products or the product inspection standards confirmed by both parties.

2.	Defective products: products with quality problems or defects due to Party B’s reasons or other reasons not attributable to Party A and Party A’s customers (excluding quality problems caused by non-human factors such as natural disasters). The range of product quality problems is:

1.	The hard indicators do not meet the standard values of the technical specifications;

2.	The performance description (such as compatibility, stability, reliability, etc.) does not match the reality;

2 | 4

3.	Functional inconformity: the expected, correct, required output is not obtained, and the product outputs the output that it should not have;

4.	inconsistent with the sealed samples confirmed by both parties;

5.	The safety indicators do not meet the requirements of national standards, or do not reach the level of the identification and the certification certificate provided.

3.	Party B guarantees that the products submitted to Party A must be produced by the original factory and fully comply with the original quality inspection standards and national quality inspection standards as well as quality, technical specifications and performance requirements, otherwise they will be treated as defective products.

4.	When Party B’s products exceed the qualified quality level specified in the agreement during the use of Party A’s customers, or even batch quality problems, Party A will timely feedback the quality information to Party B, and Party B must analyze the feedback as quickly as possible, find out the reasons and take corrective measures, and provide Party A with a rectification report.

8.	Safety and environmental protection requirements

The products provided by Party B must meet domestic and international safety and environmental protection requirements. Products that meet environmental protection requirements must provide testing certificates from domestic or international authoritative testing institutions.

9.	industrial and intellectual property ownership, etc

Parties A and B shall prevent conflicts with the industrial ownership, copyright, patent use rights, etc. (hereinafter collectively referred to as industrial and intellectual property rights, etc.) between a third party regarding products, designs and manufacturing methods. In the event of a dispute concerning industrial and intellectual property rights, the other party shall be notified immediately in writing. Party B needs to review the legality of the product structure design, and if there is a dispute over the intellectual ownership of the product structure, Party B shall cooperate with Party A to handle relevant affairs and assume responsibility.

10.	Payment of the purchase price

Parties A and B agree to adopt the following terms in respect of payment:

The monthly settlement of 120 days refers to the delivered products, and the payment is completed by wire transfer before the due date.

11.	force majeure

Either party may release either party from liability in whole or in part if it is impossible to perform all or part of this Agreement due to flood, fire, earthquake, tornado, war, governmental injunction, or unforeseeable and uncontrollable, unavoidable or insurmountable event at the time of the execution of this Agreement. However, the party affected by force majeure shall immediately notify the other party and shall submit a certificate or document issued by the relevant authority no later than 30 days after the occurrence of the event. If the force majeure event lasts for more than 10 days, the parties shall negotiate the continued performance or termination of this agreement. If the parties cannot reach any settlement within 60 days after the occurrence of the force majeure event, either party has the right to terminate this Agreement.

3 | 4

12.	The validity period of the agreement

The validity period of this Agreement shall be one year from the date of signing by Parties A and B, and shall expire and terminate. If neither party terminates this Agreement in writing six months prior to the expiration of this Agreement, the validity period of this Agreement shall automatically be extended for one year, and thereafter it shall continue in the same manner, and the business relationship between the two parties shall end.

During the validity period of this Agreement, this Agreement shall not be arbitrarily modified without the consent of both parties. If amendments are required, this Agreement may be supplemented by authorized representatives of both parties. The supplementary agreement and this agreement have the same legal effect. Even if this agreement is terminated, the quality assurance, confidentiality agreement, safety and environmental protection requirements, etc. involved in this agreement will not be stopped due to the termination of this agreement, and shall continue to be performed in accordance with the terms originally agreed.

13.	There is a transfer of the agreement

The rights and obligations of each party to this Agreement shall not be transferred to a third party without the written consent of the other party, but Party A may transfer its rights and obligations under the agreement to Party A’s subsidiaries and affiliates in order to successfully perform this Agreement, and Party B shall be notified in writing at the time of transfer.

14.	Validity, number of copies and use of words

This agreement shall be made in duplicate, one copy for Party A and Party B. Effective on the date of signature and seal by authorized representatives of both parties. All attachments to this Agreement and facsimile signed by an authorized representative shall have the same legal effect.

Party A: Pure Beauty Manufacturing Company Ltd	Party B: Zhongshan Raytech Electrical Appliances Manufacturing Co., Ltd

Address: Room 9, 6th floor, Nan Fung Commercial Centre, 19 Lam Lok Street, Kowloon Bay, Hong Kong	Address: No. 5, Xingpu Avenue East, Huangpu Town, Zhongshan City, Guangdong, PRC

Director: Ching Tim Hoi	Legal Representative: Guo Xiaowei

Authorized principal: Ching Tim Hoi	Authorized Principal: Guo Xiaowei

Tel: (852) 21170236	Tel: (86) 760-22500271

Fax: (852) 21170255	Fax: (86) 760-22500100

4 | 4